Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

National Healthcare Properties, Inc.
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Title of securities to be registered	Fee Calculation Rule	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Fee Rate	Amount of registration fee
Equity	Common Stock, $0.01 par value per share, including related common stock purchase rights(3)	Rule 457(h)(1) and Rule 457(c)	1,900,000 (4)	$32.15	$61,085,000	0.00015310	$9,352.12
Total Offering Amounts					$61,085,000		$9,352.12
Total Fee Offsets (5)							—
Net Fee Due							$9,352.12

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered also includes an indeterminate number of additional shares of the registrant’s common stock, $0.01 par value per share (“Common Stock”), that become issuable under the registrant’s 2025 Omnibus Incentive Compensation Plan (the “Plan”) by reason of any stock dividend, stock split, or other similar transaction that increases the number of outstanding shares of the registrant’s Common Stock.

(2)
Estimated in accordance with Rule 457(h)(1) under the Securities Act solely for the purpose of calculating the registration fee. The registration fee is based on the net asset value per share (“NAV”) of $32.15 for the registrant’s Common Stock, which value was calculated as of December 31, 2024 in accordance with the registrant’s valuation policies and is the most recent NAV prior to filing this Registration Statement. The registrant’s shares of Common Stock are not listed on a national securities exchange and there is not otherwise an established public trading market for the registrant’s shares.

(3)
Each share of Common Stock registered hereunder includes an associated right (the “Rights”) as set forth in the Rights Agreement, dated as of May 18, 2020 (as amended, the “Rights Agreement”), between the registrant and Continental Stock Transfer & Trust Company, N.A., as rights agent. Rights are attached to the shares of Common Stock, will not be offered separately, and are not exercisable until the occurrence of certain events specified in the Rights Agreement. The value attributable to the Rights, if any, is reflected in the value of the Common Stock.

(4)	Represents the maximum number of shares of the registrant’s Common Stock that may be issued as of May 22, 2025 under the Plan.

(5)	The registrant does not have any fee offsets.